Our Ref: JP/ajg/001.05

8th September 2005

STRICTLY PRIVATE & CONFIDENTIAL

Mr PW Jennings

Dear Paul

Following our recent discussions, I am delighted to confirm your appointment as Chief Executive Officer for Octel Corp and to the Board of Octel Corp. As a consequence of your promotion, your terms and conditions of employment will change as follows with effect from July 1st 2005:-

  Your base salary will increase to GBP275,000 per annum. At the same time your responsibility allowance of GBP40,000 per annum, which you received in your role as Acting CEO will cease.

  Your bonus entitlement at target will be 55% of your base salary with a maximum bonus potential of 82.5% based on achievement of company and personal objectives. For 2005, your new target bonus entitlement of 55% will pro-rated from July 1st 2005, and your bonus target from the period 1st January, 2005 to 30th June, 2005 will be 40%, with a maximum potential of 60%.

  You will be eligible to be considered for grants under the company stock option plans. Participation in the scheme in any one year and the amount of options awarded is discretionary and is determined by the Compensation Committee of the Board in line with their grant policy. Currently this policy would have a target grant level of fair market value shares (CSOP) of 25% of base salary and for zero cost shares (PRSOPs) of 75% of base salary. The Compensation Committee reserves the right to review and modify this grant policy at any time. You will not be entitled to any compensation in lieu or any options granted if as a result of such revision, there is a decrease in the number of options granted to you.

  You will receive an initial grant of 5,000 zero cost shares (PRSOP) on your appointment to the role of Chief Executive Officer. These shares will vest in July 2009 subject to the following performance criteria:-

    You are still employed as Chief Executive Officer by Octel Corp on 30th June 2009.

    You achieve a performance rating in the Annual Performance Review of 3 or better (i.e. a good performer, meeting expectations) in each year i.e. 2005, 2006, 2007 and 2008. Your performance will be reviewed each year by the Compensation Committee who will recommend a performance rating for approval by the Board.

  Your membership of the Associated Octel Denned Benefit Pension Plan for that element of your salary up to the Inland Revenue Pensions Cap will continue. In addition you will receive a salary supplement of 20% for that element of your salary over the Inland Revenue Pensions Cap.

  You will be entitled to 30 days holiday per annum. You will no longer be eligible to receive any additional service related holidays in the future regardless of your length of service with the Company. For the holiday year 2005/2006 therefore your entitlement will be 29 days

  In terms of notice period, the Company may terminate your employment by giving you 12 months notice of termination of employment in writing. If you wish to terminate your employment with the Company; you will also be required to give the company 12 months notice in writing. Upon notice being given by the Company or you to terminate your employment, the Company will be entitled to require you to refrain from carrying out some or all of your duties during the notice period and to serve out such notice at your home or any of our UK offices.

  In the event that there is a change of control of the Company, as defined in Appendix 1, then, for the 12 months following such a change,

    If you decide for "Good Cause", as defined in Appendix 2, to terminate your employment with the Company, you will be entitled to 24 months compensation from the date of the Change of Control

    If the Company decides to terminate your employment under this agreement, other than for Gross Misconduct, you will be entitled to 24 months compensation from the date of such notice.

All other terms and conditions of your employment remain unchanged.

I would like to take this opportunity to congratulate you on your appointment to your new role and wish you every success in your future career with Octel.

Yours sincerely

James Puckridge

Chairman, Compensation Committee

APPENDIX 1

Change of Control

"Change of Control" means a change in control of a nature that would be required to be reported in response to item 5 (f) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 of the United States of America, as amended ("Exchange Act") whether or not the Parent or the Company is then subject to such reporting requirement; provided that, without limitation, such a change in control shall be deemed to have occurred if

(a) any "person" or "group" (as such terms are used in Section 13 (d) and 14 (d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Parent or the Company representing 20% or more of the combined voting power of the Parent's or the Company's respectively, then outstanding securities (other than the Parent, the Company, any employee benefit plan of the Company or the Parent); and, for purposes of this Agreement, no change in control shall be deemed to have occurred as a result of the "beneficial ownership", or changes therein, of the Parent's or the Company's securities, respectively, by any of the foregoing,

(b) there shall be consummated (i) any consolidation or merger of Parent or the Company in which the Parent or the Company is not the surviving or continuing corporation or pursuant to which shares of the Parent's or the Company's Common Stock, respectively, would be converted into cash, securities or other property, other than a merger of the Parent or the Company in which the holders of the Parent's Common Stock immediately prior to the merger have (directly or indirectly) at least a 70% ownership interest in the outstanding Common Stock of the surviving corporation immediately after the merger, or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Parent or the Company,

(c) the shareholders of the Parent approve any plan or proposal for the liquidation or dissolution of the Parent, or

(d) as the result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, proxy or consent solicitation (other than by the Board of the parent), contested election or substantial share accumulation (a "Control Transaction"), the members of the Board of the Parent immediately prior to the first public announcement relating to such Control Transaction shall thereafter cease to constitute a majority of the Board of the Parent.

APPENDIX 2

"Good Reason" exists if, without the Executive's express written consent,

(a) the Executive is assigned duties materially inconsistent with his present position, duties, responsibilities and status with the Company and the Parent,

(b) the Company reduces the Executive's base salary as in effect on the effective date hereof or as the same may be increased from time to time,

(c) the Company reduces the Executive's aggregate compensation and incentive and benefit package,

(d) the Company requires the Executive regularly to perform his duties of employment beyond a forty miles radius from the location of his current place of employment,

(e) the Company takes any other action which materially and adversely changes the conditions of perquisites of the Executive's employment as in effect at the time of the Change of Control,

(f) the Parent or the Company fails to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, or

(g) the Company purports to terminate the Executive's employment other than pursuant to a Notice of Termination which satisfies the requirement of this Agreement.